Exhibit 10.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Carriage Services, Inc., a Delaware corporation (the “Company”) and Terry E. Sanford, a resident of Fort Bend County, Texas (“Employee”). Employee and the Company are referred to individually herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Employee is employed by the Company pursuant to that certain First Amended and Restated Employment Agreement dated January 4, 2011 (the “Prior Agreement”); and

WHEREAS, the Parties wish to restate the terms of Employee’s employment with the Company and enter into this Agreement, which shall supersede and replace the Prior Agreement; and

WHEREAS the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, on the terms and conditions, and for the consideration, set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. The Company agrees to employ Employee and Employee agrees to be employed by Company, on the terms herein, beginning as of March 14, 2012 (the “Effective Date”) and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Employee shall be employed in the position of Senior Vice President of the Company or in such other position or positions as the parties mutually may agree, and Employee shall report to the Chief Executive Officer of the Company.

1.3 Duties and Services. Employee agrees to serve in the position(s) referred to in Section 1.2 and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the parties mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by the Company, as such policies may be amended from time to time.

1.4 Other Interests. Employee agrees, during the period of his employment by the Company, to devote his full business time, energy and attention to the business and affairs of the Company and its affiliates, if applicable. Employee may serve on corporate, industry, civic, religious or charitable boards or committees without violating this Section 1.4 so long as such activities do not violate the terms of Articles IV or VI of this Agreement, present a conflict of interest, or interfere in any material respect with the performance of the Employee’s duties and responsibilities pursuant to this Agreement; provided, further that any service by Employee on a board or committee of a for-profit entity shall be subject to the prior approval of the Board of Directors of the Company (the “Board”).

1.5 Duty of Loyalty. Employee acknowledges that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company or its Affiliates. Consistent with those duties, Employee agrees to disclose to the Company all business opportunities pertaining to the Company’s business and shall not appropriate (directly or indirectly) for Employee’s own benefit business opportunities concerning the Company’s business. If Employee’s other business interests present a conflict of interest with the Company’s business, Employee shall fully disclose the conflict.

ARTICLE II

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Employee for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Period”); provided, however, that on the third anniversary of the Effective Date and each anniversary thereafter, this Agreement shall automatically renew for an additional, one-year renewal period (each a “Renewal Period”) unless, on or before the date that is sixty (60) days before the expiration of the then-existing Initial Period or Renewal Period, either party provides the other party with notice that no such renewal shall occur.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Employee’s employment by the Company shall automatically terminate upon the death of Employee, and the Company shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

(a) upon Employee’s becoming incapacitated by accident, sickness or other circumstance which has rendered him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 180 consecutive days (the Employee’s “Disability”);

(b) for “Cause,” which for purposes of this Agreement shall mean: (i) Employee’s conviction of, or plea of no contest to, a misdemeanor involving moral turpitude or a felony, (ii) Employee’s repeated failure or refusal to perform all of his duties, obligations and agreements herein contained or imposed by law, including his fiduciary duties, to the reasonable satisfaction of the Board; (iii) Employee’s commission of acts amounting to gross negligence or willful misconduct to the material detriment of the Company; or (iv) Employee’s material breach of any provision of this Agreement or uniformly applied provision of the Company’s employee handbook or other personnel policies, including without limitation, its Code of Business Conduct and Ethics. Such determination of “Cause” shall be made by the Board and, in the event of circumstances described in (ii) or (iv), the Board shall give written notice to Employee specifying such circumstances and providing a period of 30 days in which Employee shall be allowed to cure such circumstances if capable of cure.

(c) at any time for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

2.3 Employee’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:

(a) for “Good Reason,” which for purposes of this Agreement shall mean termination of Employee’s employment, within 120 days of, and in connection with or based upon, without Employee’s prior written consent, (i) a material breach by the Company of any material provision of this Agreement, (ii) any material diminution of Employee’s Base Salary, (iii) any material diminution in Employee’s authority, duties or responsibilities; or (iv) the Company requiring Employee to relocate to a primary place of employment that is located more than fifty (50) miles outside of the location at which Employee is primarily based as of the Effective Date; provided, however, that, prior to Employee’s termination of employment under this Section 2.3(a), Employee must give written notice to the Company of any Good Reason event within 90 days after Employee has actual knowledge of the facts or circumstances giving rise thereto and such breach must remain uncorrected for 30 days following such written notice; or

(b) at any time for any other reason whatsoever or for no reason at all.

2.4 Notice of Termination and Effective Date of Termination.

(a) Notice of Termination. If the Company or Employee desires to terminate Employee’s employment hereunder, it or he shall do so by giving written notice to the other Party that it or he has elected to terminate Employee’s employment hereunder and stating the effective date of the termination and reason for such termination; provided, however, that in the event that Employee has provided notice to Company of his termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 2.2). No action by either party pursuant to this Section 2.4(a) shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles IV, V and VI hereof.

(b) Date of Termination. The effective date of Employee’s termination will be as follows: (i) if Employee’s employment is terminated by his death, the date of his death; (ii) if Employee’s employment is terminated by Company for any reason, then the date specified in the notice of termination delivered to Employee by Company; (iii) if Employee’s employment is terminated by Employee pursuant to Section 2.3 above, then, unless Company exercises its right pursuant to Section 2.4(a) above to specify an earlier date, the date specified in the notice of such termination delivered to Company by Employee; or (iv) if Employee’s employment is terminated due to the issuance of a non-renewal by one party to the other, then the date on which the Initial Period or Renewal Period in which such notice was given expires.

2.5 Deemed Resignations. Unless otherwise agreed to in writing by the Parties prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee (i) as an officer of the Company and each Company Affiliate (if applicable), (ii) from the Board (if applicable) and from the board of directors (or similar governing body) of each of Company’s Affiliates (if applicable), and (iii) from the board of directors (or similar governing body) of any corporation, limited liability company or other entity in which the Company holds an equity interest and with respect to which board (or similar governing body) Employee serves as a designee or other representative of the Company.

2.6 Separation from Service. For purposes of this Agreement, references to Employee’s termination of employment shall mean, and be interpreted in accordance with, Employee’s “separation from service” from the Company within the meaning of Treasury Regulation § 1.409A-1(h)(1)(ii).

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Base Salary. During the period that he is employed hereunder, Employee shall receive an annualized base salary of $240,000 (the “Base Salary”). Employee’s Base Salary will be reviewed annually, and any increase therein shall remain in the sole discretion of the Board, acting through its Compensation Committee (the “Compensation Committee”). Employee’s Base Salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to similarly situated employees, but no less frequently than monthly.

3.2 Annual Bonuses. For each complete calendar year that he is employed hereunder, Employee shall be eligible to receive such annual bonus as may be determined in the Company’s discretion (each an “Annual Bonus”) after considering specified corporate and individual performance goals established by the Compensation Committee at its first meeting of the fiscal year. The goals for the Annual Bonus will be established at three levels: (i) threshold; (ii) target; and (iii) maximum. If the Compensation Committee determines that performance is achieved (i) at the threshold level, the Annual Bonus shall be 22.5% of the Base Salary; (ii) at the target level, the Annual Bonus shall be 45% of the Base Salary; and (iii) at the maximum level, the Annual Bonus shall be 90% of the Base Salary. In the discretion of the Compensation Committee, Annual Bonuses for performance falling between threshold, target and maximum goals may be ratably scaled above and below the goal levels. The Annual Bonus shall be payable before March 15 of the year following the calendar year to which the Annual Bonus relates, following the certification of applicable year-end financial results. Employee must be employed by the Company on the payment date in order to earn and receive an Annual Bonus.

3.3 Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and lodging expenses while away from home on business or at the request of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall (i) any reimbursement under this Section 3.3 be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company, (ii) Employee be permitted to receive a payment or other benefit in lieu of reimbursement, or (iii) the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year effect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year within the term of this Agreement.

3.4 Vacation. During Employee’s employment hereunder, Employee shall be entitled to four (4) weeks paid vacation each calendar year, subject to the Company’s vacation policies as may exist from time to time.

3.5 Incentive Plans. Employee shall be eligible for consideration of awards of restricted stock or other incentive-based compensation under the terms of the Company’s 2006 Long Term Incentive Plan or one or more of the Company’s other incentive plans, as may be recommended and approved by the Compensation Committee.

3.6 Other Benefits and Perquisites. During Employee’s employment hereunder, and subject to the terms and conditions of the applicable plans and programs, Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be eligible to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Company. The Company shall not, however, by reason of this Section 3.6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or program.

ARTICLE IV

PROTECTION OF INFORMATION

4.1 Access to Information. The Company shall, during the time that Employee is employed by the Company, (a) disclose or entrust to Employee, and provide Employee access to, or place Employee in a position to create or develop, trade secrets or Confidential Information belonging to the Company, (b) place Employee in a position to develop business goodwill belonging to the Company and (c) disclose or entrust to Employee business opportunities to be developed for the Company.

4.2 Disclosure to and Property of Company. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by, or disclosed to, Employee, individually or in conjunction with other employees or agents of the Company during the term and in the scope of his employment that relate to Company’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial, accounting and sales data, pricing terms, evaluations, opinions, interpretations, analyses, reports, operating techniques, employee lists, training methods and procedures, personnel evaluation procedures, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company. Employee agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver such Confidential Information and work product, and all copies thereof, to the Company. “Confidential Information” does not, however, include any information that, at the time of disclosure by Employee, is available to the public other than as a result of any act of Employee in breach of this Agreement.

4.3 No Unauthorized Use or Disclosure. Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of the Company, and will not, at any time during or after the termination of Employee’s employment with the Company, make any unauthorized disclosure of, and shall not remove from Company premises, and will use his best efforts to prevent the removal from Company premises of, Confidential Information, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder. Employee shall inform all persons or entities to whom or to which any Confidential Information shall be disclosed by him in accordance with this Agreement about the confidential nature of such Confidential Information, and Employee shall ensure that such Confidential Information is identified as being confidential, and shall call such identifying mark to such recipient’s attention. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide the Company with prompt notice of such requirement, and shall use his commercially reasonable efforts to give such notice prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the term of employment, or thereafter, all Confidential Information that he may possess or control.

4.4 Ownership by Company. If, during Employee’s employment by the Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright relating to the business, products, or services of the Company, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), Employee shall disclose such work to the Company. The Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work is not prepared by Employee within the scope of Employee’s employment but is specially ordered by the Company as a contribution to a collective work, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If such work is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and hereby does assign, to the Company all of Employee’s worldwide rights, titles, and interests in and to such work and all rights of copyright therein.

4.5 Assistance by Employee. During the period of Employee’s employment by the Company, Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s and its nominee’s worldwide right, title and interest in and to Confidential Information and shall execute all formal assignment documents and all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries as requested by the Company or its nominee. After Employee’s employment with the Company terminates, at the request and cost of the Company, Employee shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its nominee’s worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries, all as may be requested by the Company from time to time.

4.6 Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article IV by Employee, and the Company shall be entitled to enforce the provisions of this Article IV by obtaining specific performance and injunctive relief as remedies for such breach or any threatened breach, which such remedies shall be in addition to all other remedies available to the Company at law and equity. Each affiliate of the Company shall be a third party beneficiary of Employee’s obligations under this Article IV and, for purposes of this Article IV, the term “Company” shall be deemed to also include the Company’s Affiliates.

ARTICLE V

EFFECT OF TERMINATION ON COMPENSATION

5.1 Due to Employee’s Death. If Employee’s employment hereunder shall terminate due to Employee’s death, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the effective date of the termination of his employment, except that the Company shall pay to Employee’s estate: (a) that portion of Employee’s Base Salary accrued through the date on which Employee’s death occurred and all benefits payable under the governing provisions of any benefit plan or program of the Company in which Employee participated; and (b) a pro rata amount of the Annual Bonus for the year in which the death occurred, which such pro rata bonus shall be at the target level described in Section 3.2 above and based on the number of days Employee was employed in the applicable calendar year in comparison to 365. Such payments pursuant to this Section 5.1 shall be made in the same manner and at the same times as they would have been paid to Employee had he remained employed by the Company.

5.2 Due to Employee’s Disability. If Employee’s employment hereunder shall terminate due to Employee’s Disability as set forth in Section 2.2(a) above, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the effective date of the termination of his employment, except that the Company shall pay to Employee: (a) that portion of Employee’s Base Salary accrued through the date on which Employee’s employment terminated and all benefits payable under the governing provisions of any benefit plan or program of the Company in which Employee participated; and (b) subject to Section 5.7 below, a pro rata amount of the Annual Bonus for the year in which the termination of employment occurred, which such pro rata bonus shall be at the target level described in Section 3.2 above and based on the number of days Employee was employed in the applicable calendar year in comparison to 365, which such pro rata amount of the Annual Bonus shall be provided on the later of the first business day after the Release (as defined in Section 5.7 below) is no longer revocable or the payment date that an Annual Bonus for the year of termination otherwise would have been payable pursuant to Section 3.2 above had Employee’s employment not terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4)).

5.3 Termination for Cause or Resignation By Employee. If Employee’s employment hereunder is terminated: (i) by the Company for Cause at any time pursuant to Section 2.2(b) above; or (ii) is terminated by Employee pursuant to Section 2.3 above and the date of such termination occurs at any time other than during a Corporate Change Period (as defined below), then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the effective date of the termination of his employment, except that the Company shall pay to Employee that portion of Employee’s Base Salary accrued through the date on which Employee’s employment terminated and all benefits payable under the governing provisions of any benefit plan or program of the Company in which Employee participated.

5.4 Termination By the Company Without Cause. If Employee’s employment hereunder is terminated by the Company without Cause (and not due to Employee’s death or Disability or due to the issuance of a non-renewal by the Company pursuant to Section 2.1) pursuant to Section 2.2(c) above, and such termination does not occur within a Corporate Change Period then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the effective date of the termination of his employment, except that the Company shall pay to Employee that portion of Employee’s Base Salary accrued through the date on which Employee’s employment terminated and all benefits payable under the governing provisions of any benefit plan or program of the Company in which Employee participated. In addition, subject to Section 5.7 below, the Company shall provide Employee:

(a) an amount equal to 45% of Base Salary, multiplied by a fraction, the numerator of which is the number of days Employee was employed by the Company in the calendar year of Employee’s termination, and the denominator of which is 365, which amount shall be paid on the later of the first business day after the Release is no longer revocable or the payment date that an Annual Bonus for the year of termination otherwise would have been payable pursuant to Section 3.2 above had Employee’s employment not terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4));

(b) continued payment of Employee’s monthly Base Salary, in arrears, for a period of 18 months following the date of termination; provided, however, that the first such payment shall be made on the Company’s first regular payroll date that comes after the Release is no longer revocable (the “First Payment Date”) and shall include all payments, if any, without interest, that would have otherwise been made pursuant to this Section 5.4(b) between the date of Employee’s termination of employment and the First Payment Date; and

(c) for that period beginning on the date of the termination of Employee’s employment and for so long during the 18-month period following the date of termination that Employee remains eligible to receive, and elects to receive, continuation of coverage under a Company group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide reimbursement of the premiums paid by Employee, if any, for such continuation coverage; provided, however, that to receive such reimbursement, Employee must not be eligible to receive health insurance benefits under any other employer’s group health plan and Employee must provide Company with documentation evidencing his payment of the applicable premiums within thirty (30) days of their payment. The Company’s payments of COBRA reimbursements shall be made within thirty (30) days of its receipt of such documentation; provided, however, the Company will provide the first COBRA reimbursement referenced in this Section 5.4(c) after the Release has been executed by Employee and become irrevocable, and the first such reimbursement payment shall include all payments, without interest, that otherwise would have been made pursuant to this Section 5.4(c) between the date of Employee’s termination of employment and the date that the Release became irrevocable.

5.5 Termination By the Company Without Cause or By Employee for Good Reason Within a Corporate Change Period. If, within the period that begins the date of a Corporate Change (as defined below) and ends on the date that is 24 months after the date of a Corporate Change (the “Corporate Change Period”), Employee’s employment is terminated: (i) by the Company for any reason (other than Cause or Employee’s death or due to the issuance of a non-renewal by the Company pursuant to Section 2.1); or (ii) by Employee pursuant to Section 2.3(a) above, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the effective date of the termination of his employment, except that the Company shall pay to Employee that portion of Employee’s Base Salary accrued through the date on which Employee’s employment terminated and all benefits payable under the governing provisions of any benefit plan or program of the Company in which Employee participated. In addition, subject to Section 5.7 below, the Company shall provide Employee:

(a) a lump sum payment equal to the sum of (i) 1.5 times Employee’s annual Base Salary, plus (ii) 1 times Employee’s target Annual Bonus, which such payment shall be made on the First Payment Date; and

(b) for that period beginning on the date of the termination of Employee’s employment and for so long during the 36-month period following the date of termination that Employee remains eligible to receive, and elects to receive, continuation of coverage under a Company group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide reimbursement of the premiums paid by Employee, if any, for such continuation coverage; provided, however, that to receive such reimbursement, Employee must not be eligible to receive health insurance benefits under any other employer’s group health plan and Employee must provide Company with documentation evidencing his payment of the applicable premiums within thirty (30) days of their payment. The Company’s payments of COBRA reimbursements shall be made within thirty (30) days of its receipt of such documentation; provided, however, the Company will provide the first COBRA reimbursement referenced in this Section 5.5(b) after the Release has been executed by Employee and become irrevocable, and the first such reimbursement payment shall include all payments, without interest, that otherwise would have been made pursuant to this Section 5.5(b) between the date of Employee’s termination of employment and the date that the Release became irrevocable.

As used herein, a “Corporate Change” means: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board (or of the board of directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction; or (b) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of the Company; (c) any contested election of directors of the Company; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended. As used herein, “Common Stock” means the common stock of the Company, $.01 par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

5.6 Consequences to Equity Awards. The impact of a Corporate Change and/or Employee’s termination from employment with the Company on stock option, restricted stock and other share-based awards made pursuant to a Company incentive plan shall be governed by the terms of such plan. Where, in the discretion of the Company, the applicable plan(s) is/are silent about the impact of a Corporate Change and/or Employee’s termination from employment on the vesting of Employee’s stock option, restricted stock and other share-based awards following such Corporate Change and/or termination of employment, then the following terms shall apply with respect to the applicable vested and unvested stock options, restricted stock and other share-based awards awarded to Employee:

Reason for Termination	Stock Options	Restricted Stock	Other share-based awards
Termination by the Company for Cause pursuant to Section 2.2(b) above	Forfeit all unvested awards	Forfeit all unvested awards	Forfeit all unvested awards

Involuntary Termination by the Company without Cause (and not due to death or Disability) pursuant to Section 2.2(c) above or by Employee for Good Reason pursuant to Section 2.3(a) above (other than during the Corporate Change Period)	Forfeit all unvested awards; Employee has 3 months from the date of termination to exercise all vested awards	Forfeit all unvested awards	Forfeit all unvested awards

Voluntary Termination By Employee (not for Good Reason) pursuant to Section 2.3(b) above	Forfeit all unvested awards; Employee has 3 months from the date of termination to exercise all vested awards	Forfeit all unvested awards	Forfeit all unvested awards

Termination during the Corporate Change Period for one of the reasons specified in Section 5.5 above	Immediate vesting of all unvested awards; Employee has 3 months from the date of termination to exercise all vested awards	Immediate vesting of all unvested awards	Payouts made within 60 days following the end of the performance period as if Employee had been employed during the entirety of the period, provided that applicable performance targets have been met

Death	Immediate vesting of all unvested awards; Employee’s estate has 12 months to exercise all vested awards	Immediate vesting of all unvested awards	Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met

Disability	Immediate vesting of all unvested awards; Employee has 12 months to exercise all vested awards	Immediate vesting of all unvested awards	Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met

Retirement pursuant to a plan or policy adopted by the Company, if any, or on terms approved by the Board of Directors	Forfeit all unvested awards; Employee has 3 months to exercise all vested awards	Immediate vesting of all unvested awards	Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met.

5.7 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any payment or benefit under Section 5.2(b), 5.4(a)-(c) or 5.5(a)-(b), Employee shall first execute (and not revoke within 7 days of execution) a release of all claims in a form acceptable to the Company (the “Release”), which such Release shall release the Company, its affiliates and their respective shareholders, members, partners, Board members, officers, directors, employees and agents from any and all claims, including without limitation any and all causes of action arising out of Employee’s employment with the Company and the termination of such employment, but excluding (a) all claims to severance payments Employee may have under Sections 5.2(b), 5.4(a)-(c) or 5.5(a)-(b) above, and (b) all vested benefits to which Employee is entitled under the Company’s employee benefit plans. The performance of Company’s obligations hereunder and Employee’s receipt of any payments or benefits provided to Employee hereunder shall constitute full settlement of all such claims and causes of action. The Release must be executed by Employee no later than 50 days following the date of termination of his employment (or earlier if requested by the Company and permitted by applicable law). Employee acknowledges Employee’s understanding that if the applicable Release is not timely executed, and the required revocation period has not fully expired, Employee shall not be entitled to any payment under Sections 5.2(b), 5.4(a)-(c) or 5.5(a)-(b) above. Notwithstanding anything to the contrary in this Section 5, in the event the time period (including any applicable revocation period) prescribed by the Company for Employee’s execution of the Release begins in one taxable year and ends in a second taxable year, payments under Section 5.4 or 5.5 will not commence and the First Payment Date shall not occur until the second taxable year, irrespective of when the Release actually becomes irrevocable.

5.8 Reduction of Payments. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to the extent of any such reduction in the amount of the payments and benefits provided hereunder shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5.8 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code, if any.

ARTICLE VI

NON-COMPETITION AGREEMENT

6.1 Restrictive Covenants. The Company has provided and shall provide in the future to Employee, Confidential Information. Employee acknowledges that in the course of his employment with the Company as a member of the Company’s senior executive and management team, he has been given, and in the future shall be given, possession of and access to Confidential Information of the Company. Employee further acknowledges that, in the course of his employment with the Company, he has been given contacts within the death care industry, and he has been and shall be identified with the business and goodwill of the Company. Consequently, it is important that the Company protect its interests in regard to such matters from unfair competition. In consideration of the Confidential Information that has been received and that the Company covenants to provide Employee in the future, the sufficiency of which is hereby acknowledged by Employee, and in order to protect the Company’s legitimate business interests, including the preservation of its Confidential Information and goodwill, Employee agrees to enter into the covenants contained in this Article VI. The Parties therefore agree that for so long as the Employee shall remain employed by the Company and, if the employment of the Employee ceases for any reason (including voluntary resignation), then for a period of two (2) years thereafter (the “Prohibited Period”), the Employee shall not, directly or indirectly:

(a) alone or for his own account, or as an officer, director, shareholder, partner, member, trustee, employee, consultant, advisor, agent or any other capacity of any corporation, partnership, joint venture, trust, or other business organization or entity, encourage, support, finance, be engaged in, interested in, or concerned with (i) any of the companies and entities described on Schedule I hereto, except to the extent that any activities in connection therewith are confined exclusively outside the continental United States, or (ii) any other business within the death care industry having an office or being conducted within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its Affiliates at the time of such termination;

(b) induce or assist anyone in inducing in any way any employee of the Company or any of its Affiliates to resign or sever his or her employment or to breach an employment contract with the Company or any Affiliate; or

(c) own, manage, advise, encourage, support, finance, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business which is or may be in the funeral, mortuary, crematory, cemetery or burial insurance business or in any business related thereto (i) as part of any of the companies or entities listed on Schedule I, or (ii) otherwise within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its Affiliates at the time of such termination.

Notwithstanding the foregoing, the above covenants shall not prohibit the passive ownership of not more than one percent (1%) of the outstanding voting securities of any entity within the death care industry. The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

6.2 Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographic area and scope of activity to be restrained as set forth in Section 6.1 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Company. Employee and the Company further agree and acknowledge that money damages would not be sufficient remedy for any breach of this Article VI by Employee, and the Company shall be entitled to enforce the provisions of this Article VI by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available, at law or in equity, including the recovery of damages from Employee and his agents.

6.3 Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VI. Employee acknowledges that the geographic scope and duration of the covenants contained in this Article VI are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Employee’s level of control over and contact with and association with the goodwill of the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the restricted area and (d) the Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VI be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Employee and the Company hereby waive any provision of applicable law that would render any provision of this Article VI invalid or unenforceable.

6.4 Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VI may cause irreparable injury to the Company. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses in the restricted area and on behalf of certain entities during the Prohibited Period, but acknowledges that such restrictions will not prevent Employee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Choice of Law. The parties hereto stipulate that this Agreement has been entered into in the State of Texas and this Agreement shall be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Texas.

7.2 Venue. The parties hereto submit to the exclusive jurisdiction of the state and federal courts, as applicable, located in Houston, Texas, and appropriate appellate courts therefrom, over any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company. Each Party submits to the jurisdiction of such courts and agrees not to raise any objections to such jurisdiction.

ARTICLE VIII

MISCELLANEOUS

8.1 Successors; Assigns. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. With Employee’s consent, the Company may assign this Agreement to any Affiliate or successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Employee, addressed to:	Terry E. Sanford

715 Longview Drive

Sugar Land, Texas 77478

If to Company, addressed to:	Carriage Funeral Services, Inc.

3040 Post Oak Blvd., Suite 300

Houston, TX 77056

Attn: Chief Executive Officer

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.3 No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other employee deductions made with respect to the Company’s employees generally.

8.7 Headings. The Article and Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8 Effect of Termination of Employment Relationship. The provisions of Articles IV, V, VI, VII, and VIII, and those provisions necessary to interpret and apply them, shall survive any termination of this Agreement.

8.9 Entire Agreement. Except as provided in the written plans and programs referenced in Section 3.5 and 3.6, this Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof, including the Prior Employment Agreement are hereby null and void and of no further force and effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Employee’s employment (including Employee’s compensation) with the Company or any of its Affiliates; provided, however, the Parties acknowledge and agree that, notwithstanding the foregoing, Sections 8, 9 and 10 of the Prior Employment Agreement shall continue in full force and effect and Employee acknowledges the enforceability, and continuing effect, of those provisions.

8.10 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

8.11 Advice of Counsel. Employee acknowledges that Employee has been instructed to, and has had adequate opportunity to obtain, the advice of his own counsel in connection with this Agreement.

8.12 Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if Employee is considered a “specified employee” upon his termination from employment under such procedures as established by Company in accordance with the limitations and requirements set forth in Section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto (the “Nonqualified Deferred Compensation Rules”), then any portion of a cash payment or benefit distribution made upon such a termination from employment under Section 5.4 or 5.5 or otherwise that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules may not commence earlier than six months after the date of such termination from employment; except to the extent any such payments or benefits would be exempt from the Nonqualified Deferred Compensation Rules, which such payments and benefits shall be paid in accordance with the original schedules noted in other sections of this Agreement. Therefore, in the event this Section 8.12 is applicable to Employee, any payment or distribution under Section 5.4 or 5.5 or otherwise that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules that would otherwise have been paid to Employee within the first six months following Employee’s termination from employment shall be accumulated and paid to Employee, without interest, in a lump sum on the first day of the seventh month following his termination from employment (except to the extent exempt from the Nonqualified Deferred Compensation Rules). If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, then such provision shall nevertheless be applied in a manner consistent with those requirements. In no event whatsoever shall Company be liable for any tax, interest or penalties that may be imposed on Employee under Section 409A of the Code. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A of the Code. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

8.13 Affiliates. For purposes of this Agreement (including Schedule I hereto), an “Affiliate” of an entity is an entity that directly or indirectly controls, is under the control of, or is under common control with, such entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of March, 2012, effective as of the Effective Date.

CARRIAGE SERVICES, INC.

/s/ Melvin C. Payne
Melvin C. Payne
Chief Executive Officer

TERRY E. SANFORD

/s/ Terry E. Sanford

Signature Page to

Employment Agreement

SCHEDULE I

1.	The following entities, together with all Affiliates thereof:

Service Corporation International

Alderwoods Group, Inc.

Stewart Enterprises, Inc.

Keystone North America, Inc.

Meridian Mortuary Group, Inc.

StoneMor Partners LP

Saber Management LLC

Thomas Pierce & Co.

Legacy Funeral Holdings, LLC

Northstar Memorial Group, LLC

Foundation Partners

The Signature Group

2.	Any new entity which may hereafter be established which acquires any combination of five or more funeral homes and/or cemeteries.

3.	Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1 or 2 above.

Schedule I - 1